Exhibit 10.28

LIMITED TRADEMARK SUBLICENSE AGREEMENT

AGREEMENT (the “Agreement”) made as of the 6th day of October, 2009, by and between I.C. Isaacs and Company, L.P. (“Sublicensor”), a Delaware limited liability partnership with an address of 475 Tenth Ave., 9th Floor, New York, New York 10018 and Samsung America, Inc. (“Sublicensee”), a New York corporation, with an address of 1430 Broadway, 22nd Floor, New York, New York 10018.

WITNESSETH

WHEREAS, Latitude Licensing Corp. (“Master Licensor”) is the holder of all rights to license certain trademarks including “GIRBAUD”®, “MARITHE + FRANCOIS GIRBAUD”®, BLUE LINE® (including the LAC AGE concept),” and variations thereof, within the Territory (defined below) and has registered such trademarks and/or has pending applications to register such trademarks in the United States and Canada to the extent set forth on Schedule 1 hereto;

WHEREAS, Master Licensor has granted Sublicensor the exclusive license to utilize the Trademarks (defined below) in connection with the manufacturing, importing, promotion, distribution and sale of the Licensed Products (defined below) in the Territory (defined below) pursuant to a Trademark License and Technical Assistance Agreement dated November 1, 1997, as amended (the “Master License Agreement”);

WHEREAS, I.C. Isaacs and Company, Inc., a Delaware corporation with an address at  475 Tenth Ave., 9th Floor, New York, New York 10018 (“I.C. Isaacs”) is a limited partner of Sublicensor and has been granted the right from Sublicensor to use the Trademarks in connection with the manufacturing, importing, promotion, distribution and sale of the Licensed Products;

WHEREAS, I.C. Isaacs is a party to a Sales Representative Agreement with Sublicensee dated October 6, 2009 (the “Sales Representative Agreement”) by which Sublicensee has retained I.C. Isaacs to act as a sales representative for Sublicensee in connection with the sale of the Licensed Products;

WHEREAS, Sublicensor wishes to grant Sublicensee the limited trademark license set forth herein pursuant to the terms and conditions hereof, and Sublicensee wishes to receive such limited license, pursuant to such terms and conditions.

NOW, THEREFORE, in consideration for the premises above, and promises below, the parties agree as follows:

1.           The term “Trademarks” as used herein means collectively, the trademarks  “GIRBAUD”®, “MARITHE + FRANCOIS GIRBAUD”®, BLUE LINE® (including the LAC AGE concept),®” and variations thereof, as specified on Schedule 1 to this Agreement, and any other trademarks, brands or names Sublicensor hereafter owns, acquires, licenses or uses and for which orders are obtained by I.C. Isaacs and/or Sublicensor and accepted by Sublicensee from time to time under the Sales Representative Agreement.

2.           The term “Licensed Products” means the items set forth on Schedule 2 to this Agreement, bearing the Trademarks, and designed by or for Sublicensor and/or I.C. Isaacs.

3.           The term “Territory” means the U.S.A. (the fifty states and the District of Colombia), Puerto Rico, the U.S. Virgin Islands and Canada.

4.           The term “Term” means the period beginning on the date first set forth above and ending on the earlier of the date the Sales Representative Agreement expires or is earlier terminated in accordance with its terms.  Notwithstanding anything contained to the contrary in the preceding sentence, Sublicensee shall be entitled to sell, but not manufacture, Licensed Products after the Term, as permitted under the Sales Representative Agreement, and then only pursuant to the terms and conditions hereof and thereof.

5.           Sublicensor hereby grants to Sublicensee, for Ten ($10.00) Dollars and other good and valuable consideration, the exclusive, non-assignable, non-transferable, non-sublicenseable right and license during the Term (a) to finance the manufacture of, anywhere in the world, directly or through third parties, Licensed Products for sale in the Territory, and (b) to import, distribute and sell such Licensed Products in the Territory, based on orders furnished to Sublicensee by Sublicnesor, I.C. Isaacs or designees thereof under the Sales Representative Agreement.

6.           Sublicensor, or designees of Sublicensor, shall furnish Sublicensee with all designs for Licensed Products (the “Designs”).  All Licensed Products manufactured by or for Sublicensee shall adhere to such Designs.

7.           Sublicensee shall not be entitled to manufacture Licensed Products or sell Licensed Products within the Territory, unless Sublicensor or its designee has approved a sample of such Licensed Products, with such approval to be granted or denied in Sublicensor’s sole discretion.

8.           Sublicensee shall have no rights to use the Trademarks except as expressly set forth herein and in the Sales Representative Agreement.  All rights to the Trademarks not expressly granted to Sublicensee are reserved by, and belong to, Sublicensor and Master Licensor, as the case may be.

9.           The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of New York applicable to contracts made and wholly performed therein.

10.           Sublicensor represents and warrants that it is the authorized licensee of the Trademarks and related trademark registrations and pending applications as set forth on Schedule 1.  Sublicensor shall indemnify, defend and hold Sublicensee and its officers, directors, shareholders and employees harmless from and against all third-party claims of intellectual property right infringement and associated losses, penalties, suits, damages, costs, expenses (including reasonable attorneys fees), judgments and liabilities related to or arising out of its authorized use of the Designs and/or Trademarks.

11.           Any dispute arising from this Agreement shall be resolved by a court in the State of New York, County of New York.  The parties hereby consent to the exclusive jurisdiction of such courts and to the venue thereof.

12.           Nothing herein shall be deemed, intended or implied to constitute a sale or assignment of the Trademarks to Sublicensee and no rights are conveyed hereunder to Sublicensee except the right to use the Trademarks under the terms of this Agreement.

13.           This Agreement along with the Sales Representative Agreement constitutes the complete understanding between the parties concerning the subject thereof, and supersedes any prior agreement, oral or written, concerning the subject hereof.  It may not be modified, amended or terminated orally, except by a written instrument signed by all the parties hereto.  Neither party may assign, pledge or transfer all or any part of this Agreement or its rights or obligations hereunder to any person or entity without the prior written consent of the other party.

14.           This Agreement may be signed in counterparts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

I.C. ISAACS, L.P.		SAMSUNG AMERICA, INC.

By:	/s/ Robert S. Stec	By:	/s/ Kyo In Choo
Name:	Robert S. Stec	Name:	Kyo In Choo
Title:	CEO	Title:	President & CEO

CONSENTED TO BY:

LATITUDE LICENSING CORP.
Master Licensor

By:	/s/ Serge Massat
Name:	Serge Massat
Title:	Secretary

SCHEDULE 1
TRADEMARKS

Mark	Country	Reg. or App. No.	Reg. Date	Class: Goods
MARITHE + FRANCOIS GIRBAUD

SCHEDULE 2
LICENSED PRODUCTS

1)  Men’s apparel items of any type; and

2)  Men’s active footwear; and

3)  Any other items which Sublicensor is granted the license to utilize from Master Licensor pursuant to its right of first refusal set forth in the Master License Agreement or pursuant to any amendment to the Master License Agreement, shall be automatically added to the definition of Licensed Products in this Schedule 2.